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                                                                 Exhibit 11

                             THE BLACK & DECKER CORPORATION

                            COMPUTATION OF EARNINGS PER SHARE
                      (Amounts in Millions, Except Per Share Data)


                                                 For Three Months Ended
                                         April 2, 1995             April 3, 1994
                                                     Per                       Per
                                       Amount      Share         Amount      Share
Primary:

Average shares outstanding                85.0                    83.9

Dilutive stock options and
  purchase plans--based on the
  Treasury stock method using
  the average market price            (Note 1)                  (Note 1)

Adjusted shares outstanding              85.0                     83.9


Net earnings                            $25.7                   $ 14.6


Less preferred stock dividend             2.9                      3.0


Net earnings attributable to
  common stock                          $22.8       $.27        $ 11.6       $ .14



Fully Diluted:  (Note 2)

Average shares outstanding               85.0                     83.9

Dilutive stock options and
  purchase plans--based on the
  Treasury stock method using
  the average market price             (Note 1)                 (Note 1)

Adjusted shares outstanding              85.0                     83.9

Average shares assumed to be
  converted through convertible
  preferred stock                         6.3 (Note 3)             6.4

Fully diluted average
  shares outstanding                     91.3                     90.3


Net earnings                            $25.7       $.28        $ 14.6       $ .16

Notes:	1.	Dilutive effect of common stock equivalents is less than 3% for the three-month periods ended April 2, 1995, and April 3, 1994, and has not been shown.

	2.	The calculation of fully diluted earnings per share is anti-dilutive and, therefore, is not presented in the financial statements.

	3.	Difference from prior year is due to rounding.
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